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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported): November 20, 2008

PROS Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	76-0168604
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

3100 Main Street, Suite 900
Houston, TX, 77002	(713) 335-5151
(Address of principal executive offices)	(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 On November 20, 2008, Harry Gruner resigned as a member of the Board of Directors (“the Board”) of PROS Holdings, Inc. (the “Company”).  Mr. Gruner served as a director of the Company since 1998.  Mr. Gruner most recently served as Chairman of the Nominating and Governance Committee of the Board and as a member of the Audit Committee of the Board.  Mr. Gruner co-founded JMI Equity, a private equity investment partnership, in 1992 and is a general partner.  The resignation of Mr. Gruner was solely for personal reasons and did not involve any disagreement with the Company, the Company’s management or the Company’s Board of Directors.

(d)                                 On November 20, 2008, the Board of the Company appointed William Russell as a director of the Company effective November 20, 2008.  Mr. Russell will hold office until the Company’s 2008 Annual Meeting of Stockholders. Mr. Russell was appointed as Chairman of the Nominating and Governance Committee of the Board and to the Compensation Committee of the Board.  In addition, Mr. Russell was appointed Lead Independent Director.

Mr. Russell will receive a grant of a 15,000 restricted stock units, a pro-rated annual Board retainer of $20,000 and a pro-rated annual retainer of $7,500 for serving on our compensation committee.  In addition, he is entitled to receive $1,000 per in-person meeting of the board, $500 per telephonic meeting of the board or any committee that is not an in-person meeting and $750 per in-person meeting of any of our compensation or nominating and governance committees.  All fees are paid on a quarterly basis.  Also, the Company will reimburse him for reasonable out-of-pocket expenses incurred in connection with his attendance at our board or committee meetings.  The grant of 15,000 restricted stock units vest annually over three years, in equal installment.

Item 9.01 Exhibit

(d)  Exhibits

99.1       Press Release dated November 21, 2008 announcing the appointment of William Russell to the Board of Directors of PROS Holdings, Inc. and the resignation of Harry Gruner from the Board of Directors of PROS Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROS HOLDINGS, INC.

Date: November 24, 2008

/s/ Charles H. Murphy
Charles H. Murphy Chief Financial Officer and Executive Vice President

Exhibit Index

Exhibit No.	Description

99.1

Press Release dated November 21, 2008 announcing the appointment of William Russell to the Board of Directors of PROS Holdings, Inc. and the resignation of Harry Gruner from the Board of Directors of PROS Holdings, Inc.